MMC ENERGY, INC. ANNOUNCES TURBINE FINANCING FROM GE TO HELP MEET CALIFORNIA’S POWER NEEDS

New York- July 7, 2008,/ PrimeNewswire/ -MMC Energy, Inc. (NASDAQ: MMCE) announced today that its wholly owned subsidiaries, MMC Chula Vista II and MMC Escondido II, have agreed to a $25.5 million loan facility with GE Energy Financial Services in connection with the purchase of three GE LM-6000 PC Sprint® natural gas-fired turbines from GE Energy. MMC purchased two turbines for its Chula Vista Energy Upgrade Project in January and an additional turbine for its Escondido Energy Upgrade Project in May. The GE businesses collaborated to provide the technology and financing for the projects.

The loan agreement, reached June 30, provides for the subsidiaries to borrow the $25.5 million, provided that MMC contributes equity capital to each Subsidiary sufficient to cover the balance of the turbines’ purchase price, among other customary conditions. The loans bear interest at the prime rate plus 275 basis points and are fully guaranteed by MMC. GE Energy Financial Services has obtained the right of first refusal to provide the full project debt financing to each of the projects upon receipt of final permitting. The loans are due in full 150 days after the final turbine is ready to ship, and carry prepayment penalties if prepaid in the first 12 months or in the event the projects proceed with debt other than from GE Energy Financial Services.

The highly efficient GE LM-6000 PC Sprint® turbines will allow MMC to increase its capacity at each site, as well as to greatly improve efficiency and reduce emissions on a per kilowatt basis. MMC will build the new power generating units, and then remove the existing 44.5 MW power plants at each project site. MMC expects that the new generating units will be able to reach full output very quickly to meet peak power demand in Southern California, primarily on hot summer days when regional demand is high, and will provide reliable backup power in case of a system outage. The Projects will be able to generate enough power to supply approximately 90,000 homes. Use of the best available control technologies to limit emissions will ensure compliance with regulations of the air quality management district. MMC has received a preliminary California Energy Commission staff assessment in favor of the Chula Vista Project and expects to receive its final Certification in early 2009. In January 2008, the Escondido City Council approved MMC’s application for a conditional use permit to construct its Escondido Project. Upon receipt of an air permit from the San Diego Air Pollution Control District, the permitting will be complete for the Escondido Project.

“We are pleased to announce this significant progress and further commitment to completing the Chula Vista and Escondido Energy Upgrade Projects by Summer 2009,” said Denis Gagnon, MMC’s CFO. “The loan demonstrates the debt market’s interest in our projects despite a difficult credit environment, as well as the liquidity of the turbines.”

About MMC Energy, Inc.:

MMC, based in New York and San Diego, acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. MMC is traded on the NASDAQ Global Market in the United States.

MMC's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or "MW."

MMC creates long-term value for its stockholders through disciplined asset acquisitions and hands-on post-acquisition asset management. MMC actively invests in electricity assets that provide essential services to key transmission-constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, MMC has acquired three electricity generating assets in California, totaling 110 MW of capacity. MMC is upgrading two of these assets, the 100 MW MMC Chula Vista Energy Upgrade Project and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, replacing the existing 44.5 MW facilities at each site.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding MMC's ability to expand existing generating facilities and exploit acquisition opportunities. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements, including those risks described in MMC’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. MMC undertakes no obligation to update these forward-looking statements.

Source: MMC Energy Inc.

Contact:

    MMC Energy Inc.
    Denis G. Gagnon, Chief Financial Officer
    (212) 977-0900
    www.mmcenergy.com

    BPC Financial Marketing
    Investor Contact:
    John Baldissera
    (800) 368-1217